                                                                      EXHIBIT 10

                        SETTLEMENT AGREEMENT AND RELEASE
                        --------------------------------


          AGREEMENT, made and entered into as of June 17, 1994 by and between Philip Morris Companies Inc., a corporation organized under the laws of Virginia ("PM"), and Michael A. Miles (the "Executive").

                             W I T N E S S E T H :
                             - - - - - - - - - -


          WHEREAS, the Executive has been employed as Chairman of the Board and Chief Executive Officer of PM;

          WHEREAS, PM and the Executive desire to arrange for the termination of the Executive's employment; and

          WHEREAS, PM on behalf of itself and its subsidiaries and affiliates (collectively, the "Company") desires to enter into a settlement agreement and release (this "Agreement"), setting forth the Executive's entitlements as well as his obligations;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

          1.  Resignations and Termination of Employment.
              ------------------------------------------

              The Executive shall resign as Chairman of the Board and Chief Executive Officer of PM and from all other positions held with the Company and from any corporate committee or board of directors of the Company as of the date requested by the Board of Directors of PM, but in no event later than July 31, 1994. In any event, the Executive shall continue to be employed by the Company through July 31, 1994 and the Company shall pay base salary to the Executive through such date. In addition, the Company shall reimburse the Executive for any reasonable out-of-pocket business expenses incurred by him on or before July 31, 1994 in connection with his employment, upon submission by him of appropriate documentation for such expenses in accordance with the Company's customary practices and policies.

          2.  Payments to the Executive.
              -------------------------

              (a) On or before July 31, 1994, the Company shall pay the Executive the following amounts, in each case in a lump sum in cash:

                        (i) $2,000,000 representing two years' salary;

                       (ii) $900,000 representing his annual incentive award
              for 1994 based on a corporate rating of 120 and a personal performance rating of 4;

                      (iii) $1,622,500 representing a pro rata amount (as if
              employed through the end of 1994) of his 1993-1995 long-term performance award based on target amount;

                       (iv) $260,000 representing two years' deferred profit
              sharing based on 13 percent of salary;

                        (v) $83,400 representing one month's vacation for 1994;

                       (vi) an amount equal to the excess of (a) the actuarial
              equivalent of the benefit (utilizing actuarial assumptions (the "Actuarial Assumptions") no less favorable to the Executive than those in effect under the Philip Morris Benefit Equalization Plan and Philip Morris Supplemental Management Employees' Retirement Plan (together, the "SERP") as of the date hereof) under the Philip Morris Salaried Employees' Retirement Plan (the "Retirement Plan") and the SERP which the Executive would receive if the Executive's employment continued for all purposes for sixty (60) months after the date of his termination of employment, assuming for this purpose that all accrued benefits are fully vested and assuming that the Executive's final average compensation for purposes of determining his benefits is $1,700,000, over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), under the Retirement Plan as of the date of termination of his employment utilizing the Actuarial Assumptions;

                      (vii) an amount equal to the Executive's Deferred
              Profit-Sharing account balance, credited with contributions and earnings through July 31, 1994, in the Philip Morris Benefit Equalization Plan;

                     (viii) an amount equal to the excess of (a) the
              actuarial equivalent of the benefit (utilizing actuarial assumptions (the "Kraft Actuarial Assumptions") no less favorable to the Executive than those in effect under the Kraft, Inc. Retirement Plan as of the date hereof except that for the purposes of the Kraft Actuarial Assumptions the discount rate shall be the discount rate provided in the SERP referred to in clause (vi) above) under the Kraft, Inc. Retirement Plan and the Kraft, Inc. Supplemental Retirement Plan, which the Executive would receive if he were age 60 on the date of termination of his employment, assuming for this purpose that all accrued benefits are fully vested and assuming that the Executive's final average compensation for the purposes of determining his benefits is

              $1,700,000, over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Kraft, Inc. Retirement Plan as of the date of termination of his employment utilizing the Kraft Actuarial Assumptions; and

                       (ix) an amount equal to the Executive's non-qualified
              account balance, credited with contributions and earnings through July 31, 1994, in the Kraft General Foods Thrift Plan.

              (b) If the Executive dies prior to payment of any of the amounts set forth in Section 2(a), the Executive's estate or his designated beneficiary will be paid such amount promptly. For purposes of this Agreement, "promptly" shall mean within 20 days following the relevant event or date.

              (c) The Executive shall have no duty to seek other employment or to become self-employed and there shall be no offset against amounts due the Executive or obligation to repay any such amounts on account of any remuneration attributable to any subsequent employment or self-employment.

          3.  Restricted Stock and Stock Options.
              ----------------------------------

              The termination of the Executive's employment pursuant to this Agreement shall be deemed to constitute an approved and consented to early retirement under the Philip Morris 1992 Incentive Compensation and Stock Option Plan (the

"1992 Plan") and all other applicable plans. As a result, all shares of restricted stock held by the Executive shall vest as of the date of such termination and all stock options held by the Executive shall continue to become exercisable as provided therein and shall continue to be exercisable (i) in the case of options granted under the Philip Morris 1987 Long Term Incentive Plan, until July 31, 1997 and (ii) in the case of options granted under the 1992 Plan, for the balance of their original terms.

          4.  Other Employee Benefits.
              -----------------------

              (a)  Qualified Retirement Benefits.  The Executive's rights under
                   -----------------------------
the qualified retirement plans, including both pension and thrift plans, of PM and Kraft General Foods, Inc. ("Kraft") shall be determined in accordance with the terms and provisions of those plans.

              (b)  Welfare Benefits.  Effective July 31, 1994, the Executive
                   ----------------
shall be deemed to have retired pursuant to the terms of the Philip Morris Salaried Employees' Retirement Plan as an approved and consented to early retirement and the Executive (and his eligible dependents) shall be entitled to retiree health, dental and life insurance coverage on the same terms as other salaried employees similarly situated. Notwithstanding the foregoing, the Executive shall be entitled to retiree health, dental and life insurance coverage no less favorable than the benefits described in the letter agreement between PM and the

Executive dated March 8, 1989 and the letter to the Executive from Kraft dated July 11, 1991, attached to and made a part of this Agreement as Exhibits A and B, respectively, assuming that the 60 months of additional credited service referred to in Section 2(a)(vi) shall be deemed applicable for this purpose. During the period the Executive continues to be employed by the Company, he shall continue to participate in all the welfare benefit plans and programs in which he presently participates.

          5.  Reimbursement of Expenses; Perquisites.
              --------------------------------------

              (a) The Company shall pay the Executive $100,000 no later than July 31, 1994, as a car allowance of $50,000 per year for two years.

              (b) The Executive shall be promptly reimbursed for the expenses of financial counseling for the years 1994 through 1996 by an advisor of his choice in an amount up to $15,000 for each calendar year. In the event any financial counseling expenses have been paid or reimbursed for 1994 prior to July 31, 1994, they shall be offset against the maximum 1994 allowance of $15,000.

              (c) In connection with the Executive's obligation to furnish cooperation pursuant to Section 9, Kraft shall either (i) provide the Executive with an office in Kraft's headquarters in Northfield, Illinois comparable to his present office, together with suitable office furniture, equipment and supplies, and a secretary with skills comparable to those of his current secretary, for the period August 1, 1994 through July 31, 1996 or, alternatively at Kraft's option, (ii) provide the Executive with such an office, furniture, equipment and supplies and secretary at a location in the Chicago, Illinois area selected by the Executive. For this purpose, there shall be a monthly budget for leasehold and operating expenses of at least $4,500 and for a secretary of at least $8,300 and a capital budget for furniture and equipment of at least $75,000. The budgeted amounts shall be made available as requested by the Executive.

              (d) In connection with the Executive's relocation of his household and family from their present location to the Chicago, Illinois area, the Executive shall be treated on the same basis as a transferred executive under the Company's Executive Relocation Assistance policy as in effect on the date hereof. In any event, the Company shall promptly reimburse the Executive for the reasonable expenses he incurs in such relocation, including, without limitation, all expenses associated with selling his New York City residence. In addition, in the event that the Executive in his discretion determines to sell his New York City residence at 19 East 72nd Street, he shall use his reasonable best efforts to obtain the then fair market value and if the gross sales price is less than $4,100,000, the Company shall, promptly following written notice from the Executive setting forth such gross sales price, pay the Executive an amount equal to the difference between $4,100,000 and such gross sales price.

              (e) The Company shall promptly reimburse the Executive for membership fees and dues incurred by him at one country club for a period of two years following the termination of the Executive's employment.

              (f) The Company shall promptly reimburse the Executive for legal fees and other expenses reasonably incurred by him in connection with this Agreement.

          6.  Confidentiality.
              ---------------

              The Executive shall not disclose to anyone any confidential information of the Company, except (i) in the course of carrying out his duties under this Agreement, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information and (iii) when such information becomes generally known to the public through no fault of the Executive. For the purpose of this
Section 6, (a) "confidential information" shall mean all trade secrets or proprietary information concerning the business of the Company relating to its products, product development, customers, suppliers, finances, and business plans and strategies and (b) information "generally known to the public" shall include information known or available generally within the trades or industries of the Company.

          7.  Announcement.
              ------------

              The announcement of the Executive's termination shall be substantially in the form attached to this Agreement as Exhibit C and the Executive and the Company agree not to make any statements inconsistent with such announcement.

          8.  Releases.
              --------

              (a) The Executive voluntarily and knowingly releases the Company and its officers, directors, employees and agents from any and all claims, actions and causes of action he has or may have arising on or before the date of this Agreement, whether known or unknown, including, without limitation, those arising under the Age Discrimination in Employment Act of 1967, as amended, and other federal, state or local human and civil rights or labor laws, relating to his employment by, or termination of employment with the Company, except that the Executive does not release (a) his right to have the Company perform its obligations under this Agreement, including, without limitation, his right to indemnification pursuant to Section 10 or to any compensation or benefit pursuant to any plan or program that is part of the subject matter of this Agreement, including, without limitation, any qualified retirement plan, or (b) any right he may have to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both the Executive and the Company are jointly responsible.

              (b) The Company voluntarily and knowingly releases the Executive from any and all claims, actions and causes of action it has or may have arising on or before the date of this Agreement, whether known or unknown, except that the Company does not release its right to have the Executive perform his obligations under this Agreement.

          9.  Cooperation in Litigation.
              -------------------------

              The Executive shall cooperate and generally make himself available to give testimony and assistance in connection with any litigation or arbitration proceeding or investigation involving the Company and arising out of activities of the Company for which he has had responsibility. The Company shall reimburse the Executive for, or advance to the Executive, all reasonable out-of-pocket travel and other expenses incurred by the Executive in connection with the Executive's testimony, cooperation and assistance under this Section 9, including reasonable fees and disbursements for independent counsel for the Executive, if the Executive reasonably determines that the litigation, arbitration, proceeding or investigation is of a nature which requires that he have independent representation. Such expenses shall be reimbursed or advanced promptly after the Executive's submission to the Company of statements in such reasonable detail as the Company may require. The Executive shall not be obligated to make more than 20 days in any calendar year available for the purpose of furnishing cooperation pursuant to this Section 9. In any event, any request for such cooperation shall take into account (i) the significance of the matters at issue in the litigation, arbitration, proceeding or investigation and
(ii) the Executive's other personal and business commitments. The Executive shall be entitled to a fee of $2,500 per day (or a pro rata fee for a portion of a day) for furnishing such cooperation, such fee to be paid promptly following the Executive's submission of a statement therefor.

          10. Indemnification.
              ---------------

              (a) The Company agrees that if the Executive is presently a party, is made a party or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as such director, officer, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's articles of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Virginia, against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive after he has ceased to be a director, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

              (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 10(a) that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the

Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

              (c) The Company agrees to continue and maintain directors' and officers' liability insurance covering the Executive no less favorable than the coverage the Company provides for its directors and officers.

          11. Additional Payments.
              -------------------

              In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, including any interest and penalties, is equal to the Excise Tax on the Aggregate Payment.

          12. Opportunity for Review by Counsel and Period to Revoke Agreement.
              ----------------------------------------------------------------

              The Executive acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has been provided with a period of 21 days to consider this Agreement. Until the close of business on June 25, 1994, the Executive may revoke this Agreement by notice to the Company pursuant to Section 14. This Agreement shall not become effective until June 25, 1994.

          13. Rights Relating to Employment and Termination.
              ---------------------------------------------

              This Agreement integrates and embodies all understandings and agreements among the Executive and the Company in connection with the Executive's employment and termination of employment with the Company. Except as provided in this Agreement or in the plans and programs that are part of the subject matter of this Agreement, the Executive shall not be entitled to any payments or other benefits on account of the termination of his employment with the Company.

          14. Notice.
              ------

              Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when sent by registered or certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Company:    Philip Morris Companies Inc.
                      120 Park Avenue
                      New York, NY  10017

                      Attention:  Corporate Secretary


If to the Executive:  Michael A. Miles
                      c/o Philip Morris Companies Inc.
                      120 Park Avenue
                      New York, NY  10017


          15. Resolution of Disputes.
              ----------------------

              Any disputes arising under or in connection with this Agreement shall be resolved by arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration, including, without limitation, reasonable attorneys' fees of both parties, shall be borne by the Company. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled at the time the dispute arises.

          16. Amendment or Waiver.
              -------------------

              No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the

Executive and by an authorized officer of the Company. No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

          17. Severability.
              ------------

              In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          18. Beneficiaries/References.
              ------------------------

              The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

          19. Headings.
              --------

              The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning of construction of any provision of this Agreement.

          20. Counterparts.
              ------------

              This Agreement may be executed in one or more counterparts.

          21. Binding Agreement; Assignment.
              -----------------------------

              This Agreement is binding upon the parties hereto and their respective successors, heirs and assigns. No rights or obligations under this Agreement may be assigned or transferred by the Executive except that the Executive's rights to compensation and benefits hereunder shall, in the event of death, pass to his estate, or to his designated beneficiary, and may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. Notwithstanding the foregoing, in the event of a spin-off, split-up or other similar restructuring of the Company involving the transfer of a substantial amount of the Company's assets to an entity that, following the completion of such transaction, is not controlled directly or indirectly by the Company, the Company shall, prior to the completion of such transaction, cause such entity to unconditionally guarantee the Company's liabilities and obligations under this Agreement.

          22. Survivorship.
              ------------

              The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

              IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the day and year first above written.

                              Philip Morris Companies Inc.



                              By: /s/ John S. Reed
                                  ----------------------



                                  /s/ Michael A. Miles
                              --------------------------
                                   Michael A. Miles

                                                                       Exhibit A
                                                                       ---------





                                             March 8, 1989



Mr. Michael A. Miles
1350 Lake Road
Lake Forest, IL   60045

Dear Mike:

On behalf of Philip Morris Companies Inc., I would like to thank you for your efforts in connection with the integration of the management of our food operations. Your continued participation in this integration is essential to enable us to build an effective food operations management team that will assure future growth and continued success. The purpose of this letter is to confirm our recent understandings regarding your Deferred Incentive Payment.

In recognition of your importance to management of the food operations, we have agreed that you will be paid a Deferred Incentive Payment designed to provide you with a special incentive to remain with us during the integration of Kraft and General Foods. Your Deferred Incentive Payment award will be computed and paid to you at the time and in the form described in Appendix A.

If your employment terminates for any reason (including death), you will be entitled, subject to the following provisions, to the amount of any Deferred Incentive Payment, including any interest, dividends and appreciation thereon, and also entitled to any unpaid compensation. Generally, any payment to which you are entitled on termination of employment will be paid to you within 30 days of your date of termination. However, if you retire or otherwise voluntarily terminate employment prior to February 15, 1991, your Deferred Incentive Payment will be paid in accordance with Appendix A. If your employment is terminated prior to February 15, 1991, for any reason you will not be entitled to other payments under any severance plan or policy.

Although our discussions have focused on your employment during the next two years, we recognize the need to provide a level of continuing financial assurance after the expiration of the two-year business integration period. In the event your employment is involuntarily terminated without cause after February 15, 1991, you will receive an amount equal to the greater of (1) the sum of your annual base salary at the rate in effect at payment (excluding amounts attributable to the Deferred Incentive Payment) which you received for the most recent calendar year for which the computation of such award has been made at the time of your termination of employment, or (2) the amount to which you would be entitled under the terms of the normal severance plans or policies of Philip Morris Companies Inc. or its subsidiaries then applicable to you.

Whenever your employment terminates, you and your family will be covered by lifetime medical, dental and life insurance benefits on terms at least as favorable as those currently available to other peer executives retiring from service with Kraft, Inc., but not less favorable than those available to you and your family, in the aggregate, under the medical, dental and life insurance plans of Kraft, Inc. as of December 1, 1988 (for this purpose the Kraft, Inc. life insurance plan for active employees shall be applicable until age 65 and thereafter the Kraft, Inc. life insurance plan for retired employees shall be applicable). If you are reemployed and are eligible to receive any medical or dental benefits under your new employer's plan, the medical and dental plans of Philip Morris Companies Inc. or its subsidiaries will only provide secondary coverage to you and your family during such applicable period of eligibility under the new employer's plans.

This letter is intended to summarize our previous understanding relating to your employment with Philip Morris Companies Inc. and its subsidiaries. It replaces any prior employment agreements you had with Kraft or Philip Morris Companies Inc. or its subsidiaries, and any such agreements are to be of no effect. However, nothing in this letter precludes you from participating in any compensation plan, benefit plan or other executive benefit which is generally available to similarly situated executives of Kraft Inc. or its successors and which has not been expressly addressed by this letter. Nothing in this letter replaces or otherwise changes the obligations of Philip Morris Companies Inc. under its indemnification agreement with you dated December 16, 1988.

The payments referred to in this letter are obligations of your employer.
Philip Morris Companies Inc. will cause your employer to comply with the terms of this letter and to assume its obligations and will also serve as a guarantor with respect to the payments. In the event of any merger, reorganization or similar event, Philip Morris Companies Inc. will cause any successor entity to assume the obligations evidenced by this letter. In addition, if payment of any of the amounts provided for in Appendix A subjects you to federal excise tax, on those amounts or any other amounts you have received, you will receive additional payments sufficient to place you in the position that would have existed had no such excise tax been payable.

If this letter accurately describes the matters set forth above, please sign the enclosed copy of this letter and Appendix A which should be returned to us, and will then constitute our entire agreement on this subject.

                                             Sincerely,



                                             PHILIP MORRIS COMPANIES INC.



                                             By    /s/ Richard L. Snyder
                                                 ----------------------------
                                                 Richard L. Snyder
                                                 Senior Vice President, Human
                                                 Resources and Administration



Agreed to this  10  day of
               ----

    March            , 1989
- ---------------------


By  /s/ Michael A. Miles
   ------------------------
   Michael A. Miles
   President & COO,
   Kraft General Foods

                                   APPENDIX A
                           DEFERRED INCENTIVE PAYMENT
                           --------------------------


On the terms and conditions set forth in the attached letter agreement and this Appendix, your employer and Philip Morris Companies Inc. promise to make the Deferred Incentive Payment as follows:

     (a) A "shadow stock account" will be credited as of February 15, 1989, with 27,257 shadow shares. Each shadow share will have a value equal
               ------
          to that of one share of the common stock of Philip Morris Companies
          Inc.

     (b) When dividends are paid on the common stock, additional shadow shares will be credited to the account in an amount determined by multiplying the number of shadow shares by the dividend per share paid on the common stock and dividing this product by the closing price of the common stock on the New York Stock Exchange on the date the dividend is paid.

     (c) The number and value of shadow shares will be appropriately adjusted in the event of any stock dividend, stock split, subdivision or combination of shares, reclassification or conversion of stock in the event of a merger or consolidation, or similar event with respect to the common stock so that the aggregate value of shadow shares credited will be at least as great immediately after as immediately before any such event. In the event of any dissolution or liquidation of Philip Morris Companies Inc., or if trading in the common stock on the New York Stock Exchange ceases for five or more consecutive days during which such Exchange is open for trading, then regardless of any other provision of this Appendix you will receive an immediate cash payment of an amount equal to the value of the shadow stock account computed on the basis of the average closing prices for the common stock on the New York Stock Exchange on the last five days on which such stock was traded.

     (d) The number of shadow shares shall also be adjusted in the following circumstances:

          (i) In the event on or before February 15, 1991, you die, become disabled for six consecutive months, have your employment involuntarily terminated, or take normal or employer approved early retirement, the number of shadow shares credited to your shadow stock account will be increased by the amount, if any, necessary to bring the aggregate value of the shadow shares credited, determined as of the date of any such event, to the amount determined by crediting $2,725,623 with interest from
                                              ----------
               December 6,

               1988 to the date of such event at a rate equal to (A) the annual rate on 12 months obligations of the United States Treasury on February 15, 1989 for the portion of the period prior to February 15, 1990, and (B) the annual rate on such obligations on February 15, 1990 (applied to the balance of both principal and interest on that date) for any portion of the period on or after February 15, 1990.

          (ii) If you continue your employment with Philip Morris Companies Inc. or any of its subsidiaries until February 15, 1991, the number of shadow shares credited to your shadow stock account shall be increased in the amount, if any, necessary to bring the aggregate value of the shadow shares credited to your account on February 15, 1991 to the amount determined by crediting the dollar amount specified in (i) above with interest at the rates and in the manner described therein to February 15, 1991.

For purposes of this Appendix, other than for purposes of the last sentence of paragraph (c), the value of each shadow share will be the closing price of a share of the common stock on the most recent New York Stock Exchange trading day preceding the date of the determination of value.

     (e) The amount of the Deferred Incentive Payment payable to you will be determined by multiplying the number of shadow shares credited to you on the most recent New York Stock Exchange trading day preceding payment by the closing price of the common stock on such day. Such amount shall be paid to you in cash, or at the discretion of Philip Morris Companies Inc. in shares of common stock equal in number to your shadow shares, at the time you select by initialing one of the following alternative payment schedules:

               The Deferred Incentive Payment will be paid within 30 days after the earliest to occur of your death, disability for six consecutive months, or other termination of employment; except in the event of your voluntary termination of employment for reasons other than normal or employer approved early retirement, the Deferred Incentive Payment will be paid no earlier than February 15, 1991.

                                       OR

               The Deferred Incentive Payment will be paid within 30 days after the earliest to occur of your death, disability for six consecutive months, other termination of employment, or February
                                                                       --------
               16, 1991; except in the event of your voluntary termination of
               --------
               employment for reasons other than normal or employer approved early retirement, the Deferred Incentive Payment will be paid no earlier than February 15, 1991.

Your entitlement to the Deferred Incentive Payment does not constitute an interest in specific assets of your employer or Philip Morris Companies Inc. Your status with respect to such payment shall be that of an unsecured general creditor.

The Deferred Incentive Payment may not be assigned or otherwise transferred by you (other than by your will or by operation of law in the event of your death) prior to the date you actually receive such payment or payments.

                                             PHILIP MORRIS COMPANIES INC.



                                             By    /s/ Richard L. Snyder
                                                 ----------------------------
                                                 Richard L. Snyder
                                                 Senior Vice President, Human
                                                 Resources and Administration



Agreed to this  10  day of
               ----

    March              , 1989
- -----------------------


By   /s/ Michael A. Miles
   -------------------------
   Michael A. Miles
   President & COO,
   Kraft General Foods

                                                                       Exhibit B
                                                                       ---------




July 11, 1991

Mr. Michael A. Miles
1350 Lake Road
Lake Forest, IL  60045


              RE:  Retirement, Thrift, Medical, Dental & Death Benefit Coverages


Dear Mike:

This will confirm our understanding of your coverages while employed at Philip Morris and upon subsequent termination of employment or retirement under the Retirement, Thrift, Medical, Dental & Death Benefit provisions of your Deferred Incentive Payment Agreement, dated March 27, 1989, as amended effective November 1, 1989 (the "DIPA").


RETIREMENT BENEFITS
- -------------------

     .    Retirement Benefits
          -------------------

               - Payments due you for enhanced participation, under the terms of the Kraft Retirement Plan, if any, were paid under the terms and conditions of the (under non-qualified arrangements), DIPA.

               - While at Philip Morris, your Credited Service under The Kraft General Foods Retirement Plan, is frozen but you will continue to receive compensation credit for purposes of the Final Average Pay Calculation under such Plan.

     .    Thrift
          ------

               - While at Philip Morris your Kraft General Foods Thrift Plan account will continue to receive gains and losses and you can make quarterly investment elections.

WELFARE PLANS
- -------------

     .    Medical
          -------

               - Upon your termination of employment or retirement, coverage will be for life for you, your spouse, and eligible dependents under the terms of the Kraft Medical Plan in effect on 12/1/88, or, if more favorable, under the terms of the Philip Morris Retiree Medical Plan, if any.

               - The coverage will be non-contributory but you will have imputed income on the cost of the coverage.

               - The Kraft Medical Plan will be integrated with Medicare when you attain eligibility for Medicare coverage (generally age
                    65).

               - While at Philip Morris, you will be covered by the active employees Philip Morris Medical Plan.

     .    Dental
          ------

               - Upon your termination of employment or retirement, coverage will be for life for you, your spouse, and eligible dependents, under the terms of the Kraft Dental Plan in effect on December 1, 1988, or, if more favorable, under the terms of the Philip Morris Retiree Dental Plan, if any.

               - The Kraft Dental Plan coverage will be non-contributory but you will have imputed income on the cost of the coverage.

               - While at Philip Morris you will be covered by the active employees Philip Morris Dental Plan.

     .    Life Insurance
          --------------

               - Upon your termination of employment or retirement, you will be covered for $1,000,000 of Life Insurance until July 1, 2004, or, if more favorable at your election, under the terms of the Philip Morris Retiree Life Plan, if any.

               - After June 30, 2004, your Kraft General Foods Life Insurance will be reduced as shown on the attached Death Benefit Outline.

               - The Kraft General Foods coverage will be non-contributory but you will have imputed income on the cost of the coverage.

               - During your active employment at Philip Morris in New York, the $1,000,000 will be offset by amounts payable under the active employees Philip Morris Life Plan.

     .    Executive Death Benefit
          -----------------------

               - You will have a non-insured death benefit of $715,000 for your entire lifetime; see attached Death Benefit Outline.

If you have any questions concerning these coverages, please let me know.



Respectfully,



J.D. Wert

JDW/dlp

Attachment

cc:  D. Dressel
     J. Tucker
     T. Sompolski
     P. Johnson

                             DEATH BENEFIT OUTLINE

                                MICHAEL A. MILES
                                ----------------



DOB       06 - 22 - 39
          ------------

DOH       11 - 01 - 82
          ------------



                              LIFE PLANS
          TIME             ----------------  EXECUTIVE    TOTAL
         PERIOD             BASIC(1)  SUPP.  DEATH(2)     AMOUNT
- -------------------------  ---------  -----  ---------  ----------
UP TO 07/01/2004           1,000,000   $-0-   $715,000  $1,715,000

07/01/2004 TO 6/30/2005      500,000    -0-    715,000   1,215,000

07/01/2005 TO 6/30/2006      250,000    -0-    715,000     965,000

07/01/2006 TO 6/30/2007      125,000    -0-    715,000     840,000

07/01/2007 & THEREAFTER        5,000    -0-    715,000     720,000





     (1)  Offset by any PM Life Benefit while actively employed

     (2)  Non-insured and payable upon death not offset

                                                                       Exhibit C
                                                                       ---------
FOR IMMEDIATE RELEASE
- ---------------------


          NEW YORK, June XX, 1994 -- The Board of Directors of Philip Morris Companies today accepted with regret the resignation of Chairman and Chief Executive Officer, Michael A. Miles. The Board elected Mr. X Chairman and Chief Executive Officer to succeed Mr. Miles.

          In submitting his resignation, Mr. Miles said, "Philip Morris Companies Inc. is a great organization, and I have been proud to be part of it. I leave with full confidence that the difficult decisions made over the past two years will be proven right by our results in 1994 and beyond. Now, however, with the resurgence of our U.S. tobacco business, and the continued strong growth in international tobacco, it makes sense to again have a career tobacco executive in the top job."

          The resignation was accepted on behalf of the Board by the Chairman of the Board's Compensation Committee, John Reed, Chairman of Citicorp. Speaking for the Board, Mr. Reed said, "The decision was Mr. Miles'. Mike has done much for Philip Morris since he joined the Philip Morris family of companies in 1988. With the full support of the Board, he has skillfully led the company through a very challenging period of time."

          Mr. Reed continued, "We are fortunate to be able to turn to Mr. X who has long demonstrated his skills in guiding our tobacco and food businesses around the world for over XX years."

          Mr. X, who was elected to the Board and appointed Vice Chairman for Worldwide Tobacco last month, commented, "It is an honor to be selected to guide this great company that I first joined in XXXX. I am grateful to be able to step in when we are positioned so effectively around the world in all three lines of our business: tobacco, food and beer. While there are significant challenges ahead for us, I see great opportunities to grow all of our worldwide businesses."

                  These changes will take effect immediately.

                                    #  #  #